Exhibit 10.2
TROPICANA ENTERTAINMENT INC.
SEVERANCE PAY PLAN
Effective as of January 1, 2016

Establishment of the Plan
Tropicana Entertainment Inc. (the “Sponsor”) hereby creates the Tropicana Entertainment Inc. Severance Pay Plan (the “Plan”), effective as of January 1, 2016, to provide severance pay to eligible U.S.-based employees of the Company and its U.S. subsidiaries (together, the “Company”).
The Plan is designed to provide Eligible Employees (as defined below) with severance pay in the event of involuntary termination of employment by the Company in the circumstances described below. The Plan supersedes, terminates and replaces any and all prior severance plans, programs, or policies of the Company covering Eligible Employees, both formal and informal.
This document contains the formal terms of the Plan and is also intended to be the summary plan description for the Plan.
Eligible Employees
Only Eligible Employees of the Company are eligible for benefits under the Plan. An “Eligible Employee” means (i) a U.S.-based, regular salaried exempt employee (whether full-time or part-time, but regularly scheduled to work not less than 30 hours per week), (ii) who has been employed by the Company for at least ninety (90) consecutive days, and (iii) who is not excluded from participating in the Plan pursuant to the following paragraph.
“Eligible Employee” does not include, and the Plan is not applicable to, any employee or individual who: (i) is classified by the Company as temporary, seasonal, per diem, hourly, non-salaried, non-exempt, or freelance employee, or is otherwise classified by the Company as other than a regular salaried exempt employee; (ii) is classified by the Company as an independent contractor or consultant or is otherwise performing services for the Company under an independent contractor, consulting, or similar agreement even if he or she is later retroactively reclassified as a common-law or other type of employee of the Company during all or any part of such period pursuant to applicable law or otherwise; (iii) is a leased employee or contract employee; (iv) is covered by a written individual severance, separation, retention, or similar agreement or who is covered by a written employment or similar agreement which provides for any severance or termination benefits (or states that no such benefits will be paid); (v) is a foreign national temporarily assigned to the U.S.; or (vi) is covered by a collective bargaining agreement.
Conditions to Receipt of Severance Pay
An Eligible Employee who is involuntarily terminated by the Company other than for Cause (as defined below) will be entitled to receive severance pay under the Plan, provided that the Eligible Employee satisfies all of the following requirements:

(i)	The Eligible Employee must remain in the employ of the Company as an Eligible Employee through the date of termination of employment designated in writing by the Plan Administrator;

(ii)
Through the date of termination of employment designated by the Plan Administrator, the Eligible Employee must fulfill the normal responsibilities of his/her position with no deterioration in current level of performance, including meeting regular attendance, workload, and other standards of the Company; and

(iii)
The Eligible Employee must submit to the Plan Administrator a signed Separation and Release Agreement, in such form as the Plan Administrator may provide, within the time limits prescribed therein and must not revoke such Separation and Release Agreement.

An Eligible Employee will be notified in writing by the Plan Administrator (or his or her designee) that s/he is being involuntarily terminated under circumstances which entitle the Eligible Employee to severance pay under the Plan.
Circumstances When Severance Is Not Payable
An Eligible Employee of the Company will not be entitled to receive severance pay under the Plan (or, if an Eligible Employee, is receiving severance pay in installments, all payments will cease) if:

1.	The Eligible Employee’s employment with the Company terminates by reason of retirement, resignation, failure to report for work, death, disability, temporary layoff, or discharge for Cause;

2.	The Eligible Employee is offered a position with the Company, a Related Employer, or an affiliate employer with similar job functions and at substantially the same or higher rate of base pay;

3.
The Eligible Employee is reemployed by the Company, a Related Employer, or an affiliate employer or commences providing services to the Company, a Related Employer or an affiliate in a capacity other than as an employee (e.g., as an independent contractor);

4.
The Eligible Employee fails to comply with the provisions regarding confidentiality and cooperation set forth in the Plan or the Separation and Release Agreement or any restrictive covenants applicable to the Eligible Employee; or

5.
The business or a portion of the business of the Company in which the Eligible Employee is employed is (i) sold in whole or in part to another corporation, company or individual, (ii) merged or consolidated with another corporation, company or individual or is part of a similar corporate transaction or (iii) outsourced to another corporation, company or individual, and the Eligible Employee either (A) is offered employment with the purchaser or surviving business or the corporation, company or individual to which the business or portion of the business is outsourced (whether or not he or she accepts any such position with the purchaser, surviving business or other company or individual) in a position (a) providing substantially the same or higher rate of base pay (i.e., base salary or wages) as the Eligible Employee had immediately prior to the occurrence, and (b) within 50 miles of the Eligible Employee’s current primary worksite or which does not increase the distance the Eligible Employee has to commute to work by more than 50 miles, or (B) accepts any employment with the purchaser or surviving business or the corporation, company or individual to which the business or portion of the business is outsourced.

An employee who receives severance pay under the Plan under circumstances in which s/he does not satisfy the Plan’s conditions for receipt of severance pay (including a later discovery that the employee engaged in conduct that constituted Cause) is required to promptly repay such severance pay upon notification by the Plan Administrator.
For purposes of the Plan, (i) “Cause” means as determined by the Plan Administrator, (A) willful failure of an employee to perform substantially his/her duties (other than any such failure resulting from incapacity due to disability); (B) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (C) engagement in an act of fraud or other act and willful dishonesty or misconduct, towards the Company or any of its Related Companies, or detrimental to the Company or any of its Related Companies, or in the performance of the employee’s duties; (D) negligence in the performance of employment duties that has a detrimental effect on the Company or any of its Related Companies; (E) violation of a federal or state securities law or regulation; (F) the use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs the employee’s ability to carry out his or her duties and responsibilities; (G) material violation of the policies and procedures of the Company or any of its Related Companies; (H) embezzlement and/or misappropriation of property of the Company or any of its Related Companies; (I) suspension, revocation or other loss of a gaming license or registration required as a condition of employment, or (J) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Related Companies; and (ii) a “Related Employer” means any member of a controlled group of corporations or group of trades or business under common control which includes the Company, within the meaning of Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), except that control for such purposes shall be determined on the basis of at least 50% ownership rather than at least 80% ownership.

Amount of Severance Pay
An Eligible Employee who satisfies the Plan’s conditions for receipt of severance pay will receive severance pay (“Severance Pay”) in the amount shown on Attachment A.
Separation and Release Agreement
In order to receive severance pay under the Plan, an Eligible Employee must submit a signed Separation and Release Agreement, in such form as the Plan Administrator may provide, within the time limits prescribed therein and must not revoke such Separation and Release Agreement. The severance pay provided under the Plan is the consideration for the Separation and Release Agreement.
An Eligible Employee who revokes his/her Separation and Release Agreement is not eligible to receive any severance pay under the Plan.
Payment of Severance Pay
Severance pay will be paid in a one-time lump sum payment as soon as practicable following the later of (i) his/her date of termination of employment, and (ii) the expiration of any applicable revocation period for a signed Separation and Release Agreement, but in no event later than 2-1/2 months following the end of the calendar year in which the termination occurs; provided that the Eligible Employee signs the Separation and Release Agreement within the timeframe set forth in such Release and does not revoke it (or any portion thereof) within the applicable timeframe.
All legally required tax and other withholdings and any sums owed to the Company will be deducted from severance payments under this Plan.
Plan Administration
The Sponsor will be the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan Administrator will have the sole and discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including the making of factual determinations. Accordingly, the Plan Administrator will have the sole and discretionary authority to determine, among other items, whether an employee is an Eligible Employee, whether an Eligible Employee has been discharged for Cause and whether an Eligible Employee has been offered a position with similar job functions and substantially the same or greater rate of base pay, and any other determinations that are required to be made under this Plan. Severance pay under the Plan will be payable only if the Plan Administrator determines in its sole discretion that the Eligible Employee is entitled to severance pay. The decisions of the Plan Administrator will be final and conclusive with respect to all questions concerning the administration of the Plan.
The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator will be entitled to rely upon the information and advice furnished by such delegates and experts.
Procedure for Making and Appealing Claims for Plan Benefits
It is not necessary that an Eligible Employee apply for severance pay under the Plan. However, if an employee wishes to file a claim for severance pay, such claim must be in writing and filed with the Plan Administrator. Within ninety (90) days after receiving a claim, unless special circumstances require a longer period of time to review the claim, the Plan Administrator will:

•	Either accept or deny the claim completely or partially; and

•	Notify the claimant of acceptance or denial of the claim.
If an extension is required, the Plan Administrator will send the claimant a notice explaining why the extension is needed and the date by which the Plan Administrator expects to make its decision. In no case, however, will the extension exceed one-hundred and eighty (180) days after the receipt of the original claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan's request for information.
If the claim is completely or partially denied, the Plan Administrator will furnish a written notice to the claimant containing the following information:

1.	Specific reasons for the denial;

2.	Specific references to the Plan provisions on which any denial is based;

3.	A description of any additional material or information that must be provided by the claimant in order to support the claim and reason why such material or information is necessary; and

4.	An explanation of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
A claimant may appeal the denial of his/her claim and have the Plan Administrator reconsider the decision. The claimant or the claimant’s authorized representative has the right to:

(a)	Request an appeal by written request to the Plan Administrator not later than sixty (60) days after receipt of notice from the Plan Administrator denying his/her claim;

(b)	Be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and

(c)	Submit issues and comments regarding the claim in writing to the Plan Administrator.
The Plan Administrator will take into account all comments, documents, records, and other information the claimant submits relating to the claim and make a decision with respect to such an appeal within sixty (60) days after receiving the written request for such appeal, unless special circumstances require a longer period of time to review the appeal. If an extension is required, the Plan Administrator will send the claimant a notice explaining why the extension is needed and the date by which the Plan Administrator expects to make its decision. In no case, however, will the extension exceed one-hundred and twenty (120) days after the receipt of the appeal. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Plan's request for information.

The claimant will be advised of the Plan Administrator’s decision on the appeal in writing. If an adverse benefit determination is made with respect to the claim, the notice will (i) set forth the specific reasons for the decision, (ii) make specific reference to Plan provisions upon which the decision on the appeal is based, (iii) include a statement that the claimant may access the relevant documents and information free of charge, and (iv) include a statement that the claimant has the right to bring a civil action under ERISA Section 502(a).
In no event will a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted.
No Assignment
Severance pay payable under the Plan will not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay to be so subjected will not be recognized, except to the extent required by law.
Recovery of Payments Made By Mistake
An Eligible Employee will be required to return to the Company any severance payment, or portion thereof, made by a mistake of fact or law, or to which the Eligible Employee is otherwise not entitled under the Plan as determined by the Plan Administrator.
Offset of Severance Payment
To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to offset (or cause to be offset) any amounts otherwise due to an Eligible Employee as severance pay hereunder by any amounts owed by such Eligible Employee to the Company for any reason, provided that any such offset is exempt from or complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Amendment/Termination/Vesting
The Sponsor reserves the right in its sole and absolute discretion to amend or terminate the Plan, at any time. Eligible Employees do not have any vested right to severance pay under the Plan.
Representations Contrary to the Plan
No employee, officer, or director of the Company has the authority to alter, vary, or modify the terms of the Plan except by means of an authorized written amendment to the Plan. No verbal or written representations regarding the Plan and its written amendments will be binding upon the Plan, the Plan Administrator, or the Company.
No Employment Rights
The Plan does not confer employment rights upon any person. No person will be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan will restrict the right of the Company to terminate the employment of any Eligible Employee or other person at any time.
Plan Funding
No Eligible Employee will acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company. Any severance pay that becomes payable under the Plan is an unfunded obligation and will be paid from the general assets of the Company. No employee, officer, director, or agent of any Company personally guarantees in any manner the payment of any amount payable under the Plan.

Applicable Law
This Plan will be governed and construed in accordance with ERISA and in the event that any state law is to be used with respect to the Plan, the laws of the State of Nevada will apply, without regard to its conflicts of law provisions.
Mandated Payments
The severance pay available under the Plan is the maximum amount payable by the Company in the event of involuntary termination of employment. To the extent that a federal, state, or local law requires the Company to make payment to an Eligible Employee because of involuntary termination of employment, or in accordance with a plant closing-type law, the severance pay provided under the Plan will be reduced by the amount of such required payment.
Severability
Should any provision(s) of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan and, in such case, an appropriate provision(s) shall be adopted so that the Plan may continue to function properly.
Code Section 409A
The Plan is intended to be exempt from or comply with Section 409A of the Code to the fullest extent possible and will be interpreted in a manner intended to be so exempt from or comply with Section 409A of the Code. Notwithstanding anything herein to the contrary (other than the immediately following sentence), if the aggregate of all amounts payable to an Eligible Employee under the Plan (when combined with similar amounts payable to such Eligible Employee under any other agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated with the Plan as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2)) exceeds the lesser of two times (i) the Eligible Employee’s annual rate of pay for the year prior to the year of his or her employment termination, or (ii) the maximum amount that may be taken into account under a qualified pension plan pursuant to Section 401(a)(17) of the Code for the year of his or her employment termination, (A) such amount that exceeds the above limit shall be paid to the Eligible Employee within 30 days following the six month anniversary of his or her employment termination or, if earlier, his or her death, (B) a termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for payment of such amounts until such termination of employment is also a separation from service from the Company within the meaning of Code Section 409A, and (C) if any other payments of money due to the Eligible Employee hereunder could cause application of an accelerated or additional tax under Section 409A of the Code, such payments shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Plan Administrator, that does not cause such an accelerated or additional tax. The foregoing sentence shall not be applicable, if all amounts to be paid under the Plan to an Eligible Employee are otherwise fully exempt from the provisions of Code Section 409A. Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Plan Administrator shall consult with the Eligible Employee in good faith regarding the implementation of the provisions of this section; provided that neither the Plan Administrator, the Company nor any of their employees or representatives shall have any liability to an Eligible Employee with respect thereto. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments.

Plan Year

The plan year of the Plan will be the twelve-month period commencing on January 1 of each year.

Miscellaneous Provisions
In order for an Eligible Employee to receive severance pay under the Plan, (i) s/he will be required to return all Company property (including, but not limited to, confidential information, keys, credit cards, documents and records, identification cards, equipment, laptop computers, software, and pagers), (ii) complete any outstanding performance evaluations, and (iii) repay any outstanding bills, advances, debts, etc., due to the Company, as of his/her date of termination of employment with the Company.
The existence of this Plan will not affect the amount of pay and other benefits (other than severance) or rights to which an Eligible Employee is otherwise entitled under other established policies, plans, and procedures of the Company.
Your Rights Under ERISA
The Plan is a severance pay plan, which is a form of welfare benefit plan for purposes of ERISA. As an Eligible Employee under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that eligible employees under the Plan will be entitled to:

•
Examine without charge at the Plan Administrator's office all documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 series), if any, and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan's annual financial report (if any). The Plan Administrator is required by law to furnish each Eligible Employee with a copy of any summary annual report.
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan:

•	The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Eligible Employees.

•	No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

•
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within thirty (30) days of the date your request was received by the Plan Administrator, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.

To the fullest extent permitted under applicable law, the right to maintain a court action is subject to the Plan’s requirements that administrative procedures be completed first. This is called exhaustion of administrative remedies. Failure to exhaust administrative procedures may preclude you from bringing an action in court.

Any legal action for benefits must be commenced within three years of the date on which a final determination denying your claim, in whole or in part, has been issued under the procedures described above (or the date the cause of action first arose, if earlier).

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance obtaining documents from the Plan Administrator, you should contact the nearest area office of the U.S. Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Plan Details and Contact Information
Plan Name                Tropicana Entertainment Inc. Severance Pay Plan

Plan Number                550

Plan Sponsor                Tropicana Entertainment Inc.
8345 W. Sunset Road, Suite 300
Las Vegas, Nevada 89113

Employer Identification Number (EIN)    550

Plan Year                January 1 through December 31

Plan Type                This is a welfare plan.

Plan Administrator	Tropicana Entertainment Inc. 2831 Boardwalk Atlantic City, New Jersey 08401 Attn: Human Resources
609-340-4353

Agent for Legal Process        Legal process may be served on the Plan Administrator

ATTACHMENT A
AMOUNT OF SEVERANCE PAY

Employee Classification	Years of Service	Weeks of Base Pay
Direct Reports to Tropicana Entertainment Inc.’s CEO (other than administrative/secretarial)	< 1 year (minimum 90 days) 1 year to < 2 years >2 years	2 4 6 (Maximum)
All others	< 2 years (minimum 90 days) 2 years to < 5 years 5 years to < 10 years 10 years to < 15 years >15 years	1 3 4 5 6 (Maximum)

For all purposes of the Plan, a “week of base pay” will be determined by using (i) the applicable regular weekly base salary for a salaried exempt employee. A “week of pay” will be determined before applying any salary reduction contributions that were being made on Eligible Employee’s behalf to a Company plan under Section 125, 132(f) or 401(k) of the Code.

An Eligible Employee’s “years of service” for all purposes of the Plan will be determined from the Eligible Employee’s most recent date of hire by or transfer to the Company (or a predecessor company or Related Employer if service with such predecessor company or Related Employer is counted by the Company for purposes of the Company’s employee benefit plans) in a position that qualifies the employee as an Eligible Employee until his/her date of termination of employment with the Company. Any partial year of service will be adjusted pro rata for full months worked, provided that the Eligible Employee has already completed at least one (1) year of service.